UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C., 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2007

Qlinks America, Inc.

Colorado	0001216014	90-0138998
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

112 N. Rubey Dr., Suite 180, Golden, Colorado 80403
(Address of principal executive office)

(303) 328-3290
(Registrant’s telephone number, including area code)

____________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

( )	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
( )	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
( )	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
( )	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4( c))

Item 1.01    Entry into a Material Definitive Agreement

     On May 14, 2007, the Board of Directors of Qlinks America, Inc. (“Qlinks”, “Company”) entered into an agreement to sell the assets of its Qlinks Media Group division (“QMG”) to Mindsites Group, LLC. (“Mindsites”).

     Mindsites is solely owned by a current employee of Qlinks’ QMG division. Upon the closing of the sale, the three employees of QMG will terminate their employment with the Company and will become employees of Mindsites Group, LLC.

     Under the agreement:

o

  Qlinks will sell certain assets related to its QMG division (including its GeoCommunity and Wireless Developer Network websites, cash, accounts receivable, equipment, furniture, customer lists, and other assets related to the QMG business).

o	Mindsites will assume and/or satisfy certain liabilities (including a note payable to a financial institution, office lease commitment and other liabilities related to the QMG business).
o	Mindsites will furnish Qlinks four months of technical support services for its websites and other technical needs.
o

  Qlinks has agreed to a non-disclosure and non-competition agreement that prevents Qlinks from engaging in business and services as the same type of business as Mindsites (operation of GeoCommunity and Wireless Developer Network websites), disclosing information regarding or soliciting clients of the QMG business for a period of seven years from the date of closing the sale transaction.

In connection with the sale, a gain was recorded in March 2007 (as reported on Form 10-QSB for the three months ended March 31, 2007), which represents the excess of the selling price over the carrying value of the net assets to be purchased, less estimated costs to sell, and was included in Gains on Sales of Other Assets, net in the Statement of Operations. Additional gains or losses may be recorded in the Company’s financial statements for the three months ended June 30, 2007 in the event that the assets and liabilities are different at the sale closing date than their March 31, 2007 carrying amounts.

     The agreement will be filed as an exhibit with the Company’s Quarterly Report on Form 10-QSB for the three-months ending June 30, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    May 16, 2007

Qlinks America, Inc.

By: /s/ James O. Mulford James O. Mulford President and Chief Executive Officer

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